EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134

The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com

BISYS® announces General Counsel has Stepped Down

NEW YORK, N.Y. (March 22, 2005) — BISYS today announced that Kevin J. Dell has stepped down from his positions as Executive Vice President, General Counsel and Secretary of the company to pursue other professional opportunities.

Edward S. Forman, BISYS’ Senior Vice President and Associate General Counsel, will serve as acting General Counsel until a permanent successor is named. Mr. Forman has been with BISYS for more than six years. A graduate of Yeshiva University, the Columbia University School of Law and the Columbia Business School, Mr. Forman began his career at Fried, Frank, Harris, Shriver and Jacobsen in New York. Prior to joining BISYS, Mr. Forman was General Counsel for Expert Ease Software, Inc., a New York based software development firm.

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About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting The BISYS Group, Inc.’s operations, markets, services and related products, prices and other factors discussed in The BISYS Group, Inc.’s periodic filings with the Securities and Exchange Commission.

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